Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

Ticker: GBTC

Grayscale

Grayscale Bitcoin Trust ETF

Bitcoin investing begins here

Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

Transcript:

Grayscale Bitcoin Trust ETF

Why GBTC

Grayscale

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I'm Michael Sonnenshein and I'm the CEO of Grayscale Investments. This video is designed to tell you a little bit more about Grayscale bitcoin Trust Ticker GBTC. GBTC is the world's largest spot bitcoin ETF with billions of dollars in assets under management. Gbtc was born as a private placement in 2013 and became the first publicly quoted bitcoin investment vehicle in 2015, available in the United States. In 2020. GBTC voluntarily became an SEC reporting company and set the standard for crypto investment vehicles here in the United States. This means that as a business and for GBTC, we have over a decade of operational success, grayscale purposely set up its operations here in the United States to make use of existing rules and regulations and to provide investors with visibility and transparency as they navigate this transformative asset class. As an organization, we ask for permission, not for forgiveness, and that's allowed us to be pioneers in providing access to crypto for the investment community. Over the last decade, as investors have increasingly been looking for bitcoin exposure, it's been tough for them to determine where to buy bitcoin, how to transfer bitcoin, store safe, keep bitcoin.

And when I think about the value proposition that grayscale provides through GBTC, it's to simplify that process for the individual investor, for financial advisors, and for the institutional investment community all looking to have bitcoin exposure to sit right alongside the other investments they have. Not only do investors benefit from gaining exposure to bitcoin through GBTC, but they can count on the grayscale team as a crypto specialist for content and educational resources as they're navigating bitcoin in the crypto ecosystem more broadly. Similar to other etfs, GBTC provides the required reporting investors have come to expect.

Including tax reports come year-end and for those investors, be them individuals or financial advisors looking to invest in bitcoin through a tax advantaged account, they're able to do so in GBTC through accounts such as iras. Roth iras and 401Ks. Another differentiator for GBTC is its size. With billions of dollars in assets under management. GBTC is able to offer institutional grade liquidity and tighter trading spreads for the investment community as a whole. Gbtc is held by hundreds of thousands of individual and institutional investors and has a strong reputation as the world's largest bitcoin investment vehicle. If you've been a grayscale investor over these last ten years, thank you.

And to those of you who are just exploring bitcoin, welcome to Grayscale. If you have any questions about GBTC. I encourage you to reach out to the team at info.grayscale.com.Thank you for watching.

Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

*Based on AUM as of 12.31.23.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

An investment in the Trust involves risks, including possible loss of principal. The Trust holds Bitcoins; however, an investment in the Trust is not a direct investment in Bitcoin. As a non-diversified and single industry fund, the value of the shares may fluctuate more than shares invested in a broader range of industries. Extreme volatility, regulatory changes, and exposure to digital asset exchanges may impact the value of Bitcoin, and consequently the value of the Trust.